SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 AMENDMENT NO. 4



                       Adelphia Communications Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)



                Class A Common Stock, $0.01 par value per shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   00684 810-5
         --------------------------------------------------------------
                                 (CUSIP Number)



                              Dennis J. Block, Esq.
                        Cadwalader, Wickersham & Taft LLP
                                 100 Maiden Lane
                               New York, NY 10038
                                 (212) 504-5555
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  April 11, 2003
         --------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box |X|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 2 OF 16 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Claire Tow Trust

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)  (a)|_|   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)

         OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)   |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        State of New York

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                17,307,308
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 0
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   17,307,308

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          17,307,308

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)   |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          7.635%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
          OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 3 OF 16 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        The Leonard and Claire Tow Charitable Trust, Inc.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)  (a)|_|   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)   |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Connecticut

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                2,064,039
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 0
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   2,064,039

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,064,039

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)   |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.911%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
          OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 4 OF 16 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        The Tow Charitable Remainder Unitrust #1

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)  (a)|_|   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)   |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Connecticut

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                838,681
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 0
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   838,681

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          838,681

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)   |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.37%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
          CO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 5 OF 16 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        The Tow Foundation

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)  (a)|_|   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)   |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Delaware

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                617,331
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 0
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   617,331

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          617,331

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)   |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.272%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
          CO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 6 OF 16 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Claire Tow

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)  (a)|_|   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)   |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                137,911
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 0
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   137,911

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          137,911

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)   |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.061%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
          IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 7 OF 16 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        Leonard Tow

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)  (a)|_|   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)   |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                6,090,290
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 0
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   6,090,290

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,090,290

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)   |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.687%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
          OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 8 OF 16 PAGES
----------------------------                           -------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


        David Rosensweig

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)  (a)|_|   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS (See Instructions)

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)   |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER
                                5,000
      NUMBER OF
        SHARES          --------------------------------------------------------
     BENEFICIALLY       8       SHARED VOTING POWER
       OWNED BY                 0
         EACH
      REPORTING         --------------------------------------------------------
        PERSON          9       SOLE DISPOSITIVE POWER
         WITH                   5,000

                        --------------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,000

--------------------------------------------------------------------------------
12        CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (See Instructions)   |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.002%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)
          IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 9 OF 16 PAGES
----------------------------                           -------------------------



INTRODUCTION

            This Amendment No. 4 relates to the Schedule 13D filed on behalf of
(1) The Claire Tow Trust, (2) The Leonard and Claire Tow Charitable Trust, Inc.,
(3) The Tow Charitable Remainder Unitrust #1, (4) The Tow Foundation, Inc., (5) Claire Tow, (6) Leonard Tow and (7) David Z. Rosensweig (collectively, the "Reporting Persons") with the Securities and Exchange Commission on May 13, 2002, as amended by Amendment No. 1 thereto, filed on May 15, 2002, Amendment No. 2 thereto, filed on May 30, 2002, and Amendment No. 3 thereto, filed on June 10, 2002 (collectively, the "Schedule 13D"). Items 4 and 5 of the Schedule 13D are further amended as follows:


ITEM 4.     PURPOSE OF TRANSACTION.

            The Reporting Persons have determined that they no longer hold securities of the issuer with a purpose or effect of changing or influencing control of the issuer and will continue to hold the securities in the ordinary course of business. Accordingly, pursuant to Rule 13d-1(h) the Reporting Persons will hereafter report their beneficial ownership on Schedule 13G.

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 10 OF 16 PAGES
----------------------------                           -------------------------


ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.

            (a) Based on publicly available information, there are 226,683,167 shares of Class A Common Stock currently outstanding. The Reporting Persons beneficially own:


            1. The Claire Tow Trust                     17,307,308 shares

            2. The Leonard and Claire                   2,064,039 shares
               Tow Charitable Trust, Inc.

            3. The Tow Charitable                       838,681 shares
               Remainder Unitrust #1

            4. The Tow Foundation, Inc.                 617,331 shares

            5. Claire Tow:

            Directly:                                   137,911 Shares

            May be deemed to share beneficial
            ownership of shares owned
            directly by:

                  i.    The Claire Tow Trust            17,307,308 Shares

                  ii.   The Leonard and                 2,064,039 shares
                        Claire Tow Charitable
                        Trust, Inc.

                  iii.  The Tow Foundation, Inc.        617,331 shares

                                  TOTAL:                19,988,678 shares


            Claire Tow disclaims beneficial ownership of shares held by each and all of the above three entities and by Leonard Tow.

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 11 OF 16 PAGES
----------------------------                           -------------------------



            6. Leonard Tow:

            Directly:                                   6,090,290 Shares

            May be deemed to share beneficial ownership of shares owned directly by:

                  i.   The Claire Tow Trust             17,307,308 Shares

                  ii.  The Leonard and Claire Tow
                       Charitable Trust, Inc.           2,064,039 shares

                  iii. The Tow Foundation, Inc.         617,331 shares

                  iv.   Citizens Communications Company 3,059,007 shares


                            TOTAL:                      23,047,685 shares

            Leonard Tow disclaims beneficial ownership of shares held by each and all of the aforesaid four entities and by Claire Tow.


            7. David Z. Rosensweig

            Directly:                                   5,000 Shares

            May be deemed to share beneficial ownership of shares owned directly by:

                  i.   The Claire Tow Trust             17,307,308 Shares

                  ii.  The Leonard and Claire
                       Tow Charitable Trust, Inc.       2,064,039 shares

                  iii. The Tow Charitable
                       Remainder Unitrust #1            838,681 shares

                  iv.  The Tow Foundation, Inc.         617,331 shares


                            TOTAL:                      20,827,359 shares

         David Z. Rosensweig disclaims beneficial ownership of shares held by each and all of the above four entities.

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 12 OF 16 PAGES
----------------------------                           -------------------------



The percentage of Class A Common Stock beneficially owned by the Reporting Persons is:


            1. The Claire Tow Trust                     7.635 %

            2. The Leonard and Claire
               Tow Charitable Trust, Inc.               0.911%

            3. The Tow Charitable                       0.37%
               Remainder Unitrust #1

            4. The Tow Foundation, Inc.                 0.272%

            5. Claire Tow

            Directly:                                   0.061%

            Together with entities                      8.879%
            referenced in Item 5(a)(5):


            6. Leonard Tow

            Directly:                                   2.687%

            Together  with entities                     10.158%
            referenced in Item 5(a)(6):


            7. David Z. Rosensweig

            Directly:                                   0.002%

            Together with entities                      9.190%
            referenced in Item 5(a)(7):

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 13 OF 16 PAGES
----------------------------                           -------------------------



            (b) The Reporting Person has the sole power to vote, or to direct the vote of, and sole power to dispose of, or to direct the disposition of the shares of Class A Common Stock as disclosed below:

            (i) Sole Voting Power and Sole Power to Dispose or Direct Disposition of:


            1. The Claire Tow Trust                     17,307,308

            2. The Leonard and Claire                   2,064,039
               Tow Charitable Trust, Inc.

            3. The Tow Charitable                       838,681
               Remainder Unitrust #1

            4. The Tow Foundation, Inc.                 617,331

            5. Claire Tow                               137,911

            6. Leonard Tow                              6,090,290

            7. David Z. Rosensweig                      5,000



            (ii) Shared Voting Power and Shared Power to Dispose or Direct Disposition of:


            1. The Claire Tow Trust                     0

            2. The Leonard and Claire                   0
               Tow Charitable Trust, Inc.

            3. The Tow Charitable                       0
               Remainder Unitrust #1

            4. The Tow Foundation, Inc.                 0

            5. Claire Tow                               0*

            6. Leonard Tow                              0*

            7. David Z. Rosensweig                      0*

            * But see Item 5(a).

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 14 OF 16 PAGES
----------------------------                           -------------------------



            (c) The Reporting Persons did not have any transactions relating to Class A Common Stock in the last 60 days.

            (d) Not Applicable.

            (e) Not applicable.

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 15 OF 16 PAGES
----------------------------                           -------------------------



            SIGNATURE.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      April 11, 2003


                                       The Claire Tow Trust


                                       By: /s/ David Z. Rosensweig
                                           -------------------------------------
                                           David Z. Rosensweig, Trustee



                                       The Leonard and Claire Tow Charitable
                                         Trust, Inc.


                                       By: /s/ David Z. Rosensweig
                                           -------------------------------------
                                           David Z. Rosensweig, Secretary



                                       The Tow Charitable Remainder Unitrust
                                         Trust #1


                                       By: /s/ David Z. Rosensweig
                                           -------------------------------------
                                           David Z. Rosensweig, Secretary



                                       The Tow Foundation, Inc.


                                       By: /s/ David Z. Rosensweig
                                           -------------------------------------
                                           David Z. Rosensweig, Trustee



                                       Claire Tow


                                       By: /s/ David Z. Rosensweig
                                           -------------------------------------
                                           David Z. Rosensweig, Attorney in Fact

                                  SCHEDULE 13D

----------------------------                           -------------------------
CUSIP NO. 00684 810-5                                     PAGE 16 OF 16 PAGES
----------------------------                           -------------------------




                                       Leonard Tow


                                       By: /s/ David Z. Rosensweig
                                           -------------------------------------
                                           David Z. Rosensweig, Attorney in Fact



                                       David Z. Rosensweig


                                       By: /s/ David Z. Rosensweig
                                           -------------------------------------
                                           David Z. Rosensweig